Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 21, 2017 (the “Effective Date”) by and between ATHENEX, INC., a company existing under the laws of Delaware having its principal office at Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203 (the “Company”), and Mr. Jeffrey Yordon, an individual residing at #### ## ### ##### #####, #########, ## #####, USA (“Executive”).

1.    Employment; Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Operating Officer of the Company, for the period beginning on the Effective Date of this Agreement and continuing for an initial term of three (3) years (the “Term”) unless earlier terminated as hereinafter set forth. Upon the end of the Term, this Employment Agreement shall continue to renew for additional one (I) year Terms until terminated pursuant to this Agreement.

2.    Position and Duties. During the employment relationship, Executive shall serve as Chief Operating Officer of the Company, and will report to the Chief Executive Officer, and will have such responsibilities, duties and authorities, and render such services to the Company as are reasonably consistent with such positions and as the Chief Executive Officer may from time to time direct. Executive acknowledges that his duties and responsibilities will require 80% of his full-time business efforts and agrees that during the employment relationship, he will not engage in any other business activity or have any business pursuits or interests except activities or interests which the Chief Executive Officer has determined, in his reasonable judgment, after notice by Executive, do not conflict with the business of the Company or interfere with the performance of Executive’s duties hereunder. Executive agrees to perform his duties and discharge his responsibilities in a diligent, efficient and faithful manner, and to promote the best interests of the Company. Notwithstanding the foregoing, Executive may devote a reasonable amount of time to civic, educational, community, or charitable activities that do not interfere with the performance of Executive’s duties and responsibilities hereunder and, with the prior consent of the Chief Executive Officer, serve as a director of entities other than the Company. Executive’s duties (the “Executive Duties”) shall include such duties as are assigned to Executive by the Chief Executive Officer from time to time and:

a.	preserving the business relationships of the Company;

b.	participating in the creation, communication, and implementation of the Company’s vision, mission, and overall direction;

c.	participating in the creation of the long- and short-term strategies surrounding the marketing of products and services, as well as the research and development of current and new products;

d.	participating in the execution of delivering the Company’s products and services;

e.	advising and consulting with the Chief Executive Officer regarding employee performance, evaluating employees, hiring and firing employees;

f.	actively advancing, developing, and improving the products and services of the Company; and

g.	becoming an active member of Athenex’s executive management team.

3.    Salary and Benefits. As consideration and compensation for the Executive Duties, the Company shall compensate Executive in the following manner:

a.	Base Salary. The Company shall pay Executive a salary of USD Four Hundred Thousand Dollars ($400,000) per year, as may be adjusted upward from time to time (the “Base Salary”), payable in accordance with the customary payroll practices of the Company appropriate for his level to be determined by the Compensation Committee of the Board.

b.	Bonus. The Executive will also be considered for year end bonus with other top executives at his level and will be awarded at the same range with the exact amount to be determined by the Compensation Committee of the Board of Directors.

c.	Stock Options. The Compensation Committee of the Board will also recommend to the full Board an additional 230,000 shares of Athenex stock options under the current Stock Option Plan during the Initial Public Offering with a term of ten (10) years, vested in equal installments over three (3) years, and the exercise price the same as the Initial Public Offering Price.

d.	Other Benefits. Executive shall be entitled to fifteen (15) business days of paid time off and all paid holidays provided by Athenex to its senior executives. At the end of the annual measurement period, any accrued and unused paid time off shall be forfeited, except that Executive may defer, for a period not to exceed one (1) year, up to five (5) business days of his accrued and unused paid time off. In addition, Executive shall, during the Term, be entitled to participate in any and all employee welfare (including health) plans, fringe benefits, employee benefit plans and similar plans of the Company, which shall be comparable to those offered by Athenex to its senior executives (collectively, “Company Benefits”), now or hereafter in effect and open to participation by qualifying employees of the Company generally. Said participation shall be in accordance with eligibility and other requirements, and on terms and conditions, no less generous than as provided to senior executives of Athenex.

e.	Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his Executive Duties, subject to the presentation of appropriate receipts and expense reports in accordance with the Company’s policies for expense verification.

4.	Termination.

a.	Executive’s employment hereunder shall continue from the date hereof until terminated upon the first to occur of the following events:

i.	death or Disability (defined below);

ii.	termination by Executive, either for or for no Good Reason; or

iii.	termination by the Company, either with or without Cause;

b.	Upon termination pursuant to clause 4.a.i. above, Executive (or Executive’s estate, in the event of termination as a result of the death of Executive) shall be entitled to receive (i) all compensation or benefits required under applicable law or offered generally by the Company to its employees in the event of death or disability, (ii) an Annual Bonus, if earned, for the calendar year in which the termination occurred (prorated for any partial year), and (iii) in the event of “Disability”, an amount sufficient to provide Executive with one (1) year of healthcare coverage comparable to that which Executive and his family, if applicable, received while employed by the Company. For purposes of this Section 4, the Executive shall be deemed “Totally Disabled” (and termination of his employment shall be deemed to be due to such “Disability”) if the Executive is unable to perform the essential functions of the job set forth in this Agreement, with or without a reasonable accommodation, and the accommodation would not be an undue hardship for the Company, for a period of (120) consecutive or one hundred eighty (180) non-consecutive days out of any consecutive twelve (12) month period as a result of physical or mental illness or loss of legal capacity. If the Executive is prevented from performing his duties because of Disability, upon request by the Company, the Executive shall submit to an examination by a physician selected by the Company, at the Company’s expense, and the Executive shall also authorize his personal physician to disclose to the selected physician all of the Executive’s relevant medical records.

c.	Upon termination pursuant to clause 4.a.ii. without Good Reason, all compensation, rights and benefits provided to Executive pursuant to this Agreement shall cease immediately, except that Executive shall be entitled to receive (i) all compensation or benefits required under applicable law, and (ii) if applicable, the amounts paid during the Non-Compete Period, at the Company’s option, pursuant to Section 5.c.ii. It is the intention of the Company to renew the employment contract with the said executive with a new contract before 2019.

f.	Upon termination pursuant to clause 4.a.iii. for Cause, all compensation, rights and benefits provided to Executive pursuant to this Agreement shall cease immediately, except that Executive shall be entitled to receive all compensation or benefits in a timely manner required under applicable law.

g.	In the event of a termination of the employment relationship pursuant to clause 4.a.ii. for Good Reason or clause 4.a.iii. for any reason other than for Cause, Executive shall continue to receive (i) the Base Salary provided pursuant to Section 3.a. for the period from the date of such termination until the second (2nd) anniversary of the Effective Date (the “Severance Period”), and (ii) in the event that the Non-Compete Period extends beyond the Severance Period, if applicable, the amounts paid during the Non-Compete Period, at the Company’s option, pursuant to Section 5.c.ii.

h.	Notwithstanding anything to the contrary herein, the payment by the Company of the amounts described in Section 4.b.ii, 4.b.iii, 4.c.ii and 4.f. shall be contingent upon Executive, or in the case of Executive’s death, the executor of Executive’s estate, executing a release in form and substance satisfactory to the Company.

5.	Non-Solicitation; Non-Competition. Executive acknowledges and agrees that the expertise and experience of Executive in the business of the Company is essential for the growth, success and stability of the Company. Executive further acknowledges and understands that the covenants set forth in this Section 5 are reasonable and necessary and part of the consideration provided to Executive by Athenex pursuant to the Acquisition. Therefore, in consideration of the various covenants and obligations of the Company pursuant to this Agreement and the other agreements described herein, as long as Executive receives the Base Salary, or if applicable, amounts paid during the Non-Compete Period and an appropriate severance appropriate for the industry standard, Executive shall not, directly or indirectly:

a.

during the employment relationship and up to six (6) months following the termination of the employment relationship, knowingly solicit any Person in the employment of the Company (other than via a general advertisement or other solicitation not addressed specifically to such Person) to: (y) terminate such employment, and/or (z) accept employment or enter into any consulting arrangements with any Person other than the Company; provided, however, this provision is not intended to and does not preclude Executive, on behalf of himself or another, from offering employment to or hiring any Person in the employment of the Company who initiates contact with Executive, inquires about employment or consulting opportunities, and/or otherwise responds to a general employment or similar notice issued on behalf of the Executive or another Person, in each case, without any inducement from or on behalf of the Executive. The prohibitions in this Section 5.a. include, but are not limited to using social media, such as Linkedln, Facebook, and/or Twitter, to directly communicate with any employee, customer, supplier, licensee, licensor, Prospective Customer or other business relation of the Company or any of its Affiliates, it being understood that any general update to Executive’s title or employer on Executive’s profile on such social media shall not be considered such direct communication;

b.	during the employment relationship and up to six (6) months following the termination of the employment relationship, call on, solicit, accept business from, or provide service to, or sell to any supplier, licensee, licensor, customer, Prospective Customer, or other business relation of the Company, or induce, encourage or cause any such supplier, licensee, licensor, customer, Prospective Customer, or other business relation to reduce or terminate its business relationship with the Company;

c.	(i) Except as provided in Section 5.c.iii. and subject to Section 5.c.ii. below, during the employment relationship and one (I) year following the termination of the employment relationship (the “Non-Compete Period”), either for himself or for any other Person, own, manage, control, participate in, consult with, render services for, permit his name to be used or in any other manner or capacity engage in any business or enterprise which constitutes a Competitive Business within ninety (90) miles of the principal office of the Company as set forth in the introduction to this Agreement (or as may be changed on the records of the Company pursuant to Section 8 hereof) (the “Territory”). For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner, member, shareholder or otherwise; provided, that the Competitive Business activities prohibited hereunder shall not include passive ownership of less than 5% of the stock of a privately-held or publicly-held corporation.

(ii) Notwithstanding the provisions of Section 5.c.i. or any other provision in this Agreement to the contrary, in the event of (A) a termination of the employment relationship upon or after the expiration of the initial Term, (B) a termination of this Agreement pursuant to clause 4.a.ii. without Good Reason, or (C) a termination of this Agreement pursuant to clause 4.a.ii. for Good Reason or clause 4.a.iii. for any reason other than Cause at any point when the Non-Compete Period extends beyond the Severance Period, and only for such time period after the Severance Period, then the Company shall be deemed to have waived Executive’s compliance with the provisions of Section 5.c.i., and shall have no further obligations to the Executive other than those described in Sections 4.b.i., 4.b.ii., 4.d.i., and 4.f.i. unless the Company shall, at its sole option, provide Executive with written notice within ten (I 0) business days of the effective date of such termination that the Company has elected to enforce the provisions of Section 5.c.i following such termination, in which case the Company shall continue pay to Executive (I) the full amount of the Base Salary, and (II) an amount equal to the Company’s contribution toward the healthcare insurance coverage which Executive and his family, if applicable, was or were receiving as of the date of termination, in each case in cash, payable at the same times and iri a materially similar manner as Company payroll for the entire Non-Compete Period. For the avoidance of doubt, the provisions of this Section 5.c.ii., and any waiver by the Company of the provisions of Section 5.c.i. pursuant hereto, shall in no way affect Executive’s obligations and covenants contained in Sections 5.a., 5.b. and 6.

(iii) The provisions of Section 5.c.i and 5.c.ii shall be of no force and effect following a termination of employment relationship after a Change in Control.

6.	Confidential Information, Work Product; Confidentiality of Terms.

a.	Executive shall keep secret and retain the confidential nature of all Confidential Information (as hereinafter defined) of or belonging to the Company or any of its Affiliates and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Executive shall not at any time, whether before or after the termination of his employment hereunder, use, copy, disclose, divulge or make available any Confidential Information or Work Product to any natural person, partnership, limited liability company, corporation, trust, governmental body or any other legal entity; except that Executive may use, copy or disclose to any Person any Confidential Information (i) to the extent required in the performance of his duties pursuant to this Agreement, (ii) to the extent it becomes publicly available through no fault of Executive, (iii) to the extent he is required to do so pursuant to applicable law, court order and/or court-issued subpoena, or (iv) with the prior written consent of the Chief Executive Officer.

b.	Executive agrees, subject to applicable law, to treat the terms of this Agreement as “Confidential Information” and to not disclose or discuss or release any such terms to any Person (except to Executive’s attorneys, accountants and other consultants who have agreed to keep such information confidential) without the consent of the CEO.

c.

If, during the employment relationship, Executive is engaged in or associated with the research, investigation, planning or implementation of any project, program or venture on behalf of or involving the Company, all rights in the project, program or venture shall belong exclusively to the Company and shall constitute an opportunity belonging exclusively to the Company. Except as approved in advance and in writing by the Board of Directors of Athenex, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Moreover, Executive hereby acknowledges that all Work Product is owned by the Company, and Executive covenants not to take any position or action contrary to such acknowledgement.

d.	All Confidential Information disclosed or made available by the Company or its Affiliates to Executive shall at all times remain the personal property of the Company or such Affiliates as the case may be, and all documents, lists, plans, proposals, records, computer disks and other tangible items supplied to Executive that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of employment for whatever reason or if sooner, immediately upon demand by the Company.

7.	Enforcement.

a.	Executive further acknowledges that the scope of the business of the Company and its Affiliates is independent of location in the Territory and that as a senior executive of the Company, Executive has and will have direct and indirect responsibility, oversight and duties with respect to all of the businesses and enterprises of the Company and its controlled Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in Sections 5 and 6 are reasonable in all respects and necessary to protect the goodwill, Confidential Information, customer relationships and Work Product of the Company and its Affiliates and that, without such protection, the Company’s and its Affiliates’ customer and client relations and competitive advantage would be materially adversely affected. It is specifically recognized by Executive that (i) Executive is significantly responsible for the growth and development of the Company and its Affiliates and the creation and preservation of their goodwill, (ii) money damages are insufficient to protect such interests, (iii) such prohibitions would be necessary and appropriate without regard to compensation being provided to Executive hereunder, and (iv) the Company would not enter into this Agreement with Executive without the restrictions contained in Sections 5 and 6. Executive further acknowledges that the restrictions contained in Sections 5 and 6 do not impose an undue hardship on him and that, since he has general business skills which may be used for a business other than a Competitive Business, do not deprive Executive of his livelihood. Executive agrees that the covenants made in Sections 5 and 6 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

b.	If, at the time of enforcement of Section 5 or 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information, customers and Prospective Customers of the Company and Work Product, and for the other reasons set forth herein, the Parties agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of any of Sections 5 or 6 of this Agreement, the Company and its successors and assigns shall, in addition to other rights and remedies existing in their favor, be entitled to obtain specific performance and injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). To the fullest extent permitted by applicable law, in the event of a breach by Executive of Section 5 hereof, the Restricted Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the provisions of this Section 7 are reasonable and necessary to protect the Company.

8.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (return receipt requested), or sent by overnight courier service: if to the Company or to Athenex, to Athenex’s then-current headquarters, attention: Teresa Bair, Esq., and if to Executive, to Executive’s primary residence then on record with the Company (the Company shall be entitled to rely upon information provided by Executive from time to time concerning the address of Executive’s primary residence). Any notice under this Agreement shall be deemed to have been given on the earlier of when so delivered or three (3) business days after being deposited in the mail (as the case may be).

9.    Cooperation; Return of Company Property. For a period of one (1) year following termination of Executive’s employment for any reason, Executive agrees to cooperate in good faith with the Company and to be reasonably available to the Company with respect to continuing or future matters arising out of Executive’s services to the Company and its Affiliates in exchange for compensation at an hourly rate of one hundred fifty dollars ($150.00), provided, however, that the Executive shall provide such cooperation at no additional charge to the Company during any periods in which Executive is receiving compensation from the Company pursuant to Sections 4.c.ii., or 4.f. Upon termination, Executive shall promptly return to the Company all property of the Company and its Affiliates, whether tangible or intangible, which he possessed or had control over at any time during the employment relationship, including, without limitation, credit cards, building and office access cards, keys, computer equipment, cell phones, electronic devices, manuals, files, documents, records, software, customer database and other data, research, financial data and information, correspondence, statistics and payroll and other data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto.

10.    Executive’s Representations. Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (b) this Agreement is the valid and binding obligation of Executive, enforceable in accordance with its terms.

11.	Definitions.

“Affiliate” shall mean any of the following: (a) any “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) any individual or entity who directly or indirectly controls, is controlled by or is under common control with the specified individual or entity, and (c) any pair of entities or an individual and an entity in which one of the two parties (in such pair) owns, directly or indirectly, at least twenty percent (20%) of the outstanding equity interests of the other party.

“Cause” shall mean (i) documented nonperformance or nonperformance of the Executive Duties, or refusal to abide by or comply with the reasonable directives of the CEO, or the Company’s policies and procedures that continues without cure or remedy for thirty (30) days after the CEO has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties or comply with such directions, (ii) conviction for, or plea of nolo contendere to, any felony causing material harm to the Company or the reputation of the Company, or any other conviction for, or plea of nolo contendere to, any act or omission involving fraud, theft or embezzlement, (iii) the commission of any other act or omission involving fraud with respect to the Company or any of its Affiliates that could reasonably constitute a crime under applicable law based on the facts and circumstances as alleged, (iv) a breach by the Executive of Sections 5 or 6 of this Agreement (v) the commission of any act that is in breach of Executive’s fiduciary duties of care or loyalty to Company, (vi) gross negligence or willful misconduct with respect to the Company or any of its Affiliates that continues without cure or remedy for thirty (30) days after the CEO has given written notice to Executive specifying in reasonable detail the manner in which Executive has engaged in gross negligence or willful misconduct with respect to the Company or any of its Affiliates, or (vii) a breach by Executive of any other material provision of this Agreement that is not susceptible to remedy or cure, or if susceptible to remedy or cure, that is not cured or remedied and continues beyond thirty (30) days after the CEO has given written notice to Executive specifying m reasonable detail the manner in which Executive has breached this Agreement.

“Change in Control” shall mean (i) any merger, reorganization, or consolidation transaction or series of transactions, whether or not Athenex is the surviving or continuing corporation in such transaction; provided that such transaction or series of related transactions shall not be a Change in Control if the holders of the equity interests in Athenex immediately prior to such transaction or transactions will, immediately after such transaction or transactions

(by virtue of securities issued as consideration for the transaction or otherwise) hold at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity; or (B) any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of Athenex; or (C) any transfer, or series of related transfers, of at least 50% of the outstanding equity interests of Athenex, other than to Affiliates of Athenex and/or the existing stockholders; and (D) Dr. Johnson Lau is not in the Chief Executive Officer Position within three years of the execution of this agreement.

“Competitive Business” shall mean any business or enterprise engaged in or contemplated to be engaged in the manufacturing of active pharmaceutical ingredients.

“Confidential Information” includes, but is not limited to, proprietary information, Intellectual Property, technical data, and trade secrets concerning or consisting of research, development, manufacturing and production of pharmaceutical products and/or medical devices, product plans, products, services, customer proposals and contracts, customer lists and customers (including, but not limited to, customers of the Company or any of the Company’s Affiliates on whom Executive called or with whom Executive became acquainted during the course of employment), requirements and contact information of customers and suppliers, customer leads, data, markets, software, programs, source codes and object codes, developments, inventions, processes, designs, product designs, drawing, engineering, hardware configuration information, formulas, formulations, prototypes, products, compositions, manuals, research, studies, equipment, machines, blueprints, specifications, discoveries, concepts, patent applications, technology, licenses, trade secrets, know-how, techniques, original works of authorship and any other information of a similar nature, whether or not patentable or copyrightable, documents or data stamped “Confidential”, marketing plans, this Agreement, any document related to the Acquisition, finances or other business information or strategies disclosed to Executive, either directly or indirectly, in writing, by drawings or by observation; provided, that “Confidential Information” shall not include information that: (a) is generally known to the public prior to disclosure, or after disclosure becomes generally known to the public through no act or failure to act on the part of the Executive; or (b) is rightfully furnished to the Executive by a Person without breaching any agreement, understanding or confidential relationship between such Person and the Company.

“Good Reason” shall mean, without Executive’s consent, the occurrence of one of the following: (i) a material diminution of the Executive Duties or change in Executive’s position or compensation or change or removal of both titles specified in Section 2; (ii) the Executive’s principal place of work is relocated by the Company or any acquiring or successor entity (or parent or subsidiary thereof) to a location more than one hundred ( I 00) miles from the Company’s present location in Clarence, New York; (iii) the Company’s material breach of any provision of this Agreement; or (iv) resignation by the Executive after an act by the CEO or the Board of Directors of Athenex that would constitute a breach of the Company’s or Athenex’s code of ethics, if any, or fiduciary duties, a crime or material fraud; provided, however, Executive’s termination pursuant to Section 4.a.ii. shall not be for Good Reason unless Executive shall have given written notice to the Company within ninety (90) days after any event which has resulted in any such material diminution and the Company has failed to cure any such material diminution within thirty (30) days of receipt of such written notice from Executive.

“Intellectual Property” shall mean (a) all Work Product (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations -in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) related to the Work Product, (t) all software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APis, and algorithms, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prospective Customer” shall mean a Person (i) to whom the Company or any Affiliate of the Company previously provided services within the two (2) years immediately preceding Executive’s termination, (ii) from whom the Company or any Affiliate of the Company has actively solicited business within the two (2) years immediately preceding the Executive’s termination, or (iii) to whom the Company or any Affiliate of the Company has planned to solicit business within the six (6) months immediately preceding the Executive’s termination as evidenced by inclusion on a prospective customer list, business plans, pipeline reports, or sales meetings.

“Work Product” shall mean any and all inventions, innovations, improvements, original works of authorship, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under copyright or similar laws) which are solely or jointly conceived, developed, made or reduced to practice, or caused to be conceived, developed, made or reduced to practice, by Executive while employed by the Company or any of its Affiliates with respect to pharmaceutical products and/or medical devices; provided, however, that “Work Product” shall not include any invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or Confidential Information except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company or any of its Affiliates.

12.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.    Complete Agreement. This Agreement, including all Exhibits attached hereto, and the Proprietary Rights Agreement between the Company and Executive, a copy of which is attached as Exhibit A hereto, embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof or thereof in any way.

14.    Counterparts. This Agreement may be executed by electronic or facsimile signature and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective heirs, successors and assigns. Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. Any attempted assignment of this Agreement in contravention of this Section 15 shall be null and void.

16.    Jurisdiction and Venue. Any controversy, claim or dispute arising out of or relating to any provision of this Agreement (collectively, a “Dispute”) shall be venued exclusively in the state or federal courts located in the Western District of New York. Such courts are together referred to as the “Exclusive Venues” for litigation. The Parties agree not to institute any litigation except in the Exclusive Venues and further agree that specific enforcement of this covenant with respect to Exclusive Venues may be awarded to the Parties by means of all available legal or equitable remedies, including, without limitation, a temporary restraining order. The Parties hereby submit to the personal jurisdiction of the Exclusive Venues, and waive any defense of inconvenient forum to the maintenance of any action or proceeding to be brought.

17.    Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18.    Survival. The obligations of the Parties in Sections 5, 6, 7, 8, 9, 12, 16, 19 and 20 shall survive indefinitely (unless otherwise limited in duration in this Agreement) regardless of any termination or cancellation (for any reason) of this Agreement.

19.    Costs and Expenses. In the event of any legal proceedings in connection with this Agreement, the non-prevailing party shall pay the reasonable fees and costs (including without limitation, attorney’s fees, costs and expenses) of the prevailing party.

20.    Governing Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

21.    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. Executive was represented by and consulted with counsel during the negotiation and preparation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

22.    Paragraph Headings. Headings and subheadings herein are for convenience of reference only and are not of substantive effect.

23.    Incorporation of Recitals. The recitals in the preamble of this Agreement are hereby incorporated by reference into this Agreement in their entirety.

24.    Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the Effective Date.